Exhibit 10.1
     SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is effective as of January 31, 2007, by and between Dick Chang (“Executive”) and Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), with reference to the following facts:
          A.      Executive’s status as an employee and/or officer of Avago Technologies U.S. Inc., a subsidiary of the Company (“Avago U.S.”), the Company and any subsidiary or other affiliate of the Company terminated effective on October 31, 2006. Executive continues to serve as a member of the Company’s board of directors.
          B.      Executive and the Company desire to resolve all matters pertaining to Executive’s full-time employment relationship amicably.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
          1.      Termination Date. Executive agrees that his status as an employee and/or officer of Avago U.S., the Company and any subsidiary or other affiliate of the Company terminated on October 31, 2006 (the “Termination Date”). Following the Termination Date, Executive has served and shall continue to serve as a non-employee member of the Company’s board of directors.
          2.      Payments and Benefits. The Company hereby agrees, subject to the execution, and, as applicable, the non-revocation, of this Agreement by both parties to provide Executive payments and benefits as follows:
        (a)      Termination Payments. Executive acknowledges that on the Termination Date, Avago U.S. paid to Executive any accrued but unpaid Base Salary and Flexible Time Off in accordance with Avago U.S.’s normal termination pay procedures.
        (b)      Director Fees. For so long as Executive shall serve as a non-employee member of the Company’s board of directors, he shall receive director fees at the rate then in effect, currently $50,000 per annum, prorated for any partial period. Executive hereby acknowledges that following the Termination Date, he has not been and shall not be an employee of the Company and that he and not the Company has been and shall be responsible for any income tax liability that has arisen or will arise as a result of the payment of such director fees.
        (c)      Target Bonus. Executive acknowledges that on or about December 21, 2006, Avago U.S. paid to Executive any and all bonuses due Executive for his service in fiscal year 2006 or otherwise.
        (d)      Healthcare. Executive acknowledges that Avago U.S. provided Executive a form whereby he could elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
        (e)      Equity.
     (i)      The Company and Executive acknowledge that subject to the terms of the Equity Incentive Plan for Executive Employees of Avago Technologies

Limited and Subsidiaries, as amended from time to time (the “Equity Incentive Plan”), Executive has been granted options to purchase an aggregate of 1,350,000 ordinary shares of the Company in the amounts and with the exercise prices set forth on Exhibit A (the “Current Options”). The Company and Executive agree that Executive shall not exercise any Current Options and that all Current Options shall terminate unexercised pursuant to such Current Options terms on the 90th day following the Termination Date.
     (ii)      Subject to Executive’s fulfillment of his obligations pursuant to subparagraph (i), as soon as administratively practicable following Executive’s execution and, as applicable, non-revocation of this Agreement, the Company shall grant to Executive options to purchase 1,033,332 ordinary shares of the Company pursuant to the Equity Incentive Plan in the amounts and with the exercise prices and vesting schedules set forth on Exhibit B (the “New Options”). All then vested New Options shall automatically be exercised upon the earliest to occur of (A) a change in control of the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury proposed and final regulations promulgated thereunder), (B) a termination of Executive’s service as a member of the Company’s board of directors for any reason or no reason, or (C) immediately prior to the fifth anniversary of the date of grant of such New Options.
     (iii)      Notwithstanding anything in subparagraph (ii) to the contrary and subject to Executive’s fulfillment of his obligations pursuant to subparagraph (i), if as of June 30, 2007 the Company’s shareholders have not approved a plan or agreement necessary for the New Options to begin to vest and become exercisable, the Company shall cause Avago U.S. to pay to Executive as soon as practicable thereafter a cash lump sum of $1,715,329. Upon such payment the New Options shall be automatically terminated.
        (f)      Bonus and Other Compensation Arrangements. The Company and Executive acknowledge and agree that Executive will not be eligible to receive any bonus compensation or any other award under any Company bonus, equity or other compensation plan except as set forth herein.
        (g)      Taxes. Executive understands and agrees that all payments and benefits under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.
        (h)      Sole Benefit. Executive agrees that the payments and benefits provided by this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Executive further acknowledges and agrees that the payments and benefits referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

          3.      Full Payment; Termination of Employment Agreement; Survival. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and any subsidiary or affiliate thereof, and the termination thereof.
          4.      General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Executive’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”) (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code. Notwithstanding the generality of the foregoing, Executive does not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any benefit entitlements vested as of the date of separation of his employment, pursuant to written terms of any employee benefit plan of the Company or its subsidiaries; (iv) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment; and (v) Executive’s right under applicable law and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY H IM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. The matters that are the subject of the releases referred to in this Paragraph 4 of this Agreement shall be referred to collectively as the “Released Matters.”

          5.      OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, Executive agrees and expressly acknowledge that Executive is aware that this Agreement includes a waiver and release of all claims which Executive has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:
        (a)      This paragraph, and this Agreement are written in a manner calculated to be understood by Executive.
        (b)      The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.
        (c)      This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
        (d)      Executive has been advised to consult an attorney before signing this Agreement.
        (e)      Executive has been granted twenty-one (21) days after Executive was presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
        (f)      Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive any of its benefits.
If Executive wishes to revoke this agreement, Executive must deliver written notice stating the intent to revoke this Agreement to General Counsel, 350 West Trimble Road, San Jose California, fax: 408-435-4172 on or before 5:00 p.m. on the seventh (7th) Day after the date on which Executive signs this Agreement.
          6.      Transition and Consulting; Other Agreements. The parties further agree that:
        (a)      Personal Expenses. Any personal expenses incurred by the Company on the Executive’s behalf, including personal charges to any Company credit card (if any), shall promptly be reimbursed by Executive upon presentation by the Company.
        (b)      Transfer of Company Property. On or before the signing of this Agreement, Executive agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control, including any computers, cellular phones, PDAs or similar business equipment. Notwithstanding the foregoing, Executive shall be entitled to retain any Company property necessary for use in his service as a member of the Company’s board of directors.
          7.      Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.
          8.      No Assignment. Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise (it being acknowledged, however, that upon his prior death the cash severance otherwise payable to Executive shall be paid to his heirs). If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.
          9.      Company Representations. The Company warrants and represents that (a) the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms and (b) no director or executive officer of the Company is, as of the date hereof, aware of any legal claim the Company has against Executive relating in any manner to his employment by the Company or service as an officer thereof.
          10.      Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement the Company and Executive agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Company and Executive each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
          11.      Miscellaneous. This Agreement is the entire agreement between the parties with regard to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of California and federal law where applicable. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).
(Signature page(s) follow)

     IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.
DATED: January 31, 2007

/s/ Dick Chang
Dick Chang

AVAGO TECHNOLOGIES LIMITED
DATED: January 31, 2007

By:	/s/ Hock E. Tan
Hock E. Tan, President and CEO

S-1

Exhibit A
Current Options

Vesting	Options	Exercise Price	Expiration Date
Fully Vested	266,666	$1.25	11/18/2012
Fully Vested	216,666	$5.00	11/30/2015
Time Based	433,334	$5.00	11/30/2015
Performance Based	433,334	$5.00	11/30/2015

A-1

Exhibit B
New Options

Vesting	Options	Exercise Price	Expiration Date
The options shall fully vest immediately upon shareholder approval of a plan or agreement that allows the options to become vested and exercisable.	266,666	$1.25	5 years from date of grant
The options shall fully vest immediately upon shareholder approval of a plan or agreement that allows the options to become vested and exercisable.	216,666	$5.00	5 years from date of grant
The options shall vest as to 25% of the ordinary shares subject thereto on each anniversary of the date of grant so that the option is fully vested on the fourth anniversary of the date of grant.	550,000	$5.00	5 years from date of grant

B-1